Exhibit 99.1

For Immediate Release - Contact Linda Kyriakou at (212) 986-5500

Sequa Names M. Weinstein to Succeed N.E. Alexander as Chief Executive Officer

New York, January 27 – The board of directors of Sequa Corporation (NYSE; SQAA) voted today to elect company vice chairman, Dr. Martin Weinstein, to the additional post of chief executive officer of this diversified international manufacturer. Weinstein succeeds long-time chief executive Norman E. Alexander, who continues as an officer and executive chairman of the board of Sequa. Both remain members of the office of the chairman.

            In announcing the board’s action, Mr. Alexander said, “When we formed the office of the chairman a year ago, it was with a view to this day and to the days ahead. As I step back from direct daily responsibility for the company, my time and attention are freed to focus on key strategic issues and on developing the new opportunities that will power Sequa’s future growth.”

Martin Weinstein, 68, joined Sequa Corporation in 1987, following the acquisition of Chromalloy American Corporation, where he had headed gas turbine operations. In 1999, he was named executive vice president of Sequa and elected to the board of directors. A scientist with a breadth of business expertise, Dr. Weinstein has served as chairman and chief executive of Chromalloy Gas Turbine Corporation (CGTC) since its formation in 1987. During his tenure at CGTC, Weinstein has successfully guided the company through the difficulties that disrupted the airline industry and has redesigned CGTC’s business model to suit altered business conditions and establish a new platform for growth.

Dr. Weinstein received graduate degrees (MS, 1960, and ScD, 1961) in metallurgy from the Massachusetts Institute of Technology and an undergraduate degree (B.Met.E., 1957) from Renssleaer Polytechnic Institute. A native New Yorker, he has lived for many years in San Antonio, Texas, and will return to New York City to take up his new responsibilities.

Sequa Corporation is a $1.7 billion industrial company with a focus on technology-centered operations.  The company operates through five segments: aerospace, automotive, metal coating, specialty chemicals, and other products.  For additional information visit Sequa Corporation’s website.

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Note to editors: Full biography of Dr. Martin Weinstein is attached.

1/27/05

Note:  This press release includes forward-looking statements that are subject to risks and uncertainties.  A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.

Martin Weinstein

Vice Chairman and Chief Executive Officer

Sequa Corporation

Martin Weinstein, vice chairman of New York-based Sequa Corporation since 2004, was named chief executive officer of the company in January 2005.  He also serves as chairman and chief executive officer of Chromalloy Gas Turbine Corporation (San Antonio, Texas), Sequa’s largest operating unit.

Dr. Weinstein received a B.Met.E. (1957) from Rensselaer Polytechnic Institute and an MS (1960) and ScD (1961) in metallurgy from the Massachusetts Institute of Technology.  His ScD research work in metallurgy, accomplished under an American Iron and Steel Institute Grant, was concerned with gas metal equilibria, with specific emphasis on correlation of electronic and chemical properties of binary and ternary liquid metal gas systems.

In 1961, Dr. Weinstein joined the staff of Tyco Laboratories, Waltham, Massachusetts.  In 1964 he became a founding stockholder of Tyco Labs, which later became Tyco Corporation.  In 1964, he received the Francis Turner Memorial Award of the Electrochemical Society for his paper on the thermodynamics of liquid metal solutions, and in 1965 he was named head of Tyco’s material science department.

In 1968, Dr. Weinstein was named technical director of the Turbine Support Division of Chromalloy American Corporation in San Antonio, Texas.  In 1972, he was appointed vice president, technical and engineering; in 1974, executive vice president and general manager; and, in 1975, president of the Turbine Support Division.

His work at Turbine Support was mainly involved with the metallurgy of stainless steels and the theory and development of gaseous diffusion coatings and processes, such as the patented Chromalloy A12 and TSM-3 coatings, which are used for corrosion protection on advanced military and commercial jet engines.  He was also instrumental in developing advanced joining and manufacturing processes for jet engine components.

In 1979, Dr. Weinstein was appointed president of the Chromalloy Compressor Technologies group of  Chromalloy American Corporation; in 1982, group president of Chromalloy Gas Turbine, San Antonio, Texas; and, in 1987, chairman and chief executive officer of Chromalloy Gas Turbine Corporation, a wholly owned subsidiary of Sequa Corporation.

Chromalloy Gas Turbine Corporation is the world’s leading supplier of advanced metallurgical and manufacturing services to the global gas turbine/jet engine industry.  The company operates around the world and markets its specialized services to airlines, engine manufacturers, military establishments, and petroleum  and power companies on six continents.

Dr. Weinstein is a member of the American Iron and Steel Institute, the American Society for Metals, American Institute of Metallurgical Engineers, the New York Academy of Science, Sigma Xi, and the MIT Corporation Advisory Committee on Materials and Metallurgy.  He was a member of the board of directors of  the Jewish Federation, the Chamber Players of San Antonio, and The National Council of Christians and Jews.

Dr. Weinstein has contributed articles to professional journals in the fields of electronic materials, composite materials, high temperature alloy development, crystal growth, advanced jet engine component manufacturing processes, diffusion coating of metals and advanced jet engine component repair technologies.  He is also the patentee of numerous diffusion coatings for jet engine and gas turbine materials and components.